EXHIBIT 10.1

SOLE AGENCY AGREEMENT

SOUTH-EAST ASIA

This agreement is dated the 12th day of December 2017

Among:	Party A:	De Lassalle Ltd.

	Party B:	Gain First Group Corporation

	Party C:	Wincash Apolo Gold & Energy, Inc.

This agreement is entered into among the Parties, De Lassalle Ltd. (“De Lasalle”), Gain First Group Corporation (“Gain First”) and Wincash Apolo Gold & Energy, Inc. (“Wincash”) on the basis of equality and mutual benefit to develop international trading business on terms and conditions indicated herein.

WHEREAS De Lasalle is a wine producer with production facilities located in France and wished to market and sell its wine products in South-East Asia market;

WHEREAS Gain First is a wholly owned subsidiary of Wincash and wishes to obtain the right to be De Lasalle’s sole agent for the South-East Asia market; and

WHEREAS Wincash desires to issue 75,000,000 shares of its common stock to shareholders of De Salle in exchange for Gain First to obtain the right to be De Salle’s sole agent for marketing and sell De Lasalle’s wine products in the South-East Asia market.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

I. Agency Mandate

1.	De Lasalle shall appoint Gain First to be its sole agent to market and sell its wine products in the South-East Asia market, including the markets in Vietnam, Thailand, Malaysia, Indonesia, Cambodia, Laos, Myanmar and Singapore.

2.	De Lasalle shall appoint Gain First to handle all affairs relating to the sale of the products, including collection of payment, customs declaration, customs clearance and payment of taxes.

1

II. Responsibility and Obligation of De Lasalle

1.	De Lasalle shall be responsible for the supply, quality and shipping of the products.

2.	De Lasalle shall inform Gain First of all information related to the shipping of products, such as shipping schedule, specifications, quantity, quality, packing requirements, etc., as soon as the products are ready to be shipped.

3.	Gain First shall be appointed and have the authority to complete the relevant applications and formalities for the products that need import quotas and certificates.

4.	De Lasalle shall bear all costs for the shipment, including inspection of products, booking cargo spaces, insurance and customs clearance undertaken by Gain First.

III. Responsibility and Obligation of Wincash and Gain First

1.	Wincash and Gain First shall adhere to business integrity, maintain corporate and brand image, provide satisfactory after-sale service and comply with relevant law and business regulations.

2.	Wincash and Gain First shall respect De Lasalle’s intellectual property and shall not counterfeit. In the event that Wincash and Gain First counterfeit, De Lasalle shall have the right to seek legal action and demand compensation.

3.	Gain First shall regularly provide De Lasalle with information in the South-East Asia market related to its products.

4.	Settlement of payment must be done promptly under various prior arrangements agreed to by the Parties.

5.	Wincash shall issue 75,000,000 shares of its common stock to shareholders of De Lasalle as listed on Schedule A in exchange for acquiring the right for Gian First to be De Lasalle’s sole sale agent for the South-East Asia market.

IV. Commission

Gain First will charge a commission on the sale of the products and will submit invoices monthly. De Lasalle shall pay Gain First a commission of 20% of the value of sales.

2

V. Terms of Agreement

1.	This agreement shall be effective from the date of this agreement.

2.	This Agreement shall cancel and supersede all previous agreements or understandings, either verbal or written, between the Parties with respect to the subject matter of this Agreement.

3.	If a party decides to terminate the agreement, it shall give a written notice of termination to the other party two months in advance.

4.	If problems arise in the performance of the agreement due to unforeseen causes such as force majeure, policy changes by government and regulators, etc., both parties are to resolve them through consultation. Reasonable adjustment of the content is necessary. Supplementary agreement may be made which shall be deemed as a valid agreement.

5.	All disputes arising from the execution of this agreement shall be settled through friendly consultations. In case no settlement can be reached, the case in dispute shall then be submitted to the court of justice in accordance with the law of Hong Kong. The decision made by the court of justice shall be regarded as final and binding upon both parties. Arbitration fees shall be borne by the losing party, unless otherwise awarded.

6.	This Agreement may be executed in counterparts and such counterparts taken together shall constitute one document. Facsimile copies may act as originals.

7.	This Agreement shall be subject to, governed by, and construed in accordance with the laws of Hong Kong.

3

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

Party A: De Lassalle Ltd.

Per: /s/ Safft Wong

  Authorized Representative

Party B: Gain First Group Corporation

Per: /s/ Chow Wing Fai

  Authorized Representative

Party C: Wincash Apolo Gold & Energy, Inc.

Per: /s/ Chow Wing Fai

  Authorized Representative

4

SCHEDULE A

SHAREHOLDERS OF GAIN FRIST GROUP CORPORATION

Shareholder’s Name	Number of Wincash Shares To Receive After the Exchange
Cosmic Equity Group Limited	75,000,000

TOTAL	75,000,000

5